Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS SECOND QUARTER FISCAL YEAR 2005 RESULTS

•	Significant Earnings Improvement; 12% Sales Growth
•	Commercial Aviation Sales Growth of 14%
•	Military Sales Growth of 16%
•	Planned Decline in General Aviation and Industrial Sales

WOOD DALE, ILLINOIS (December 17, 2004) — AAR (NYSE: AIR) today reported continued improvement in its results, with net sales of $178.7 million and net income of $4.8 million or $0.15 per share for the second quarter ended November 30, 2004.  The results include a federal income tax benefit of $1.6 million or $0.05 per share associated with a deferred tax valuation allowance adjustment resulting from a tax law change.  For the second quarter of last fiscal year, the Company reported net sales of $159.5 million and net income of $0.9 million or $0.03 per share.

The 12% sales increase and the $2.7 million increase in pre-tax income during the quarter were driven by continued robust sales of the Company’s products supporting the U.S. defense efforts, increased sales of parts and services to commercial aviation customers and lower interest expense due to reduced borrowings.  As of November 30, 2004 the Company’s backlog was $172.5 million; up 6% since the beginning of the fiscal year.

“In addition to continued strong demand from our government customers, sales to commercial aviation customers increased 14%, reflecting the airlines’ developing trend toward outsourcing their maintenance and supply requirements,” said David P. Storch, President and CEO of AAR. “Sales to customers in Europe and Asia increased 40% and 14%, respectively as the Company continued to focus on strengthening its market presence in these regions.”

“At the mid point of our fiscal year, we are pleased with the Company’s progress in many areas including sales growth, profitability improvement and cash flow.  We have also made numerous investments which we believe will position the Company for future growth.  For the first six months, sales have increased 11% and pre-tax income has improved $8.7 million over the prior year.  The

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Company also generated $8.6 million in cash flow from operations during the first half of this year.”  Storch continued, “Our Indianapolis maintenance facility received FAA repair station certification, and we expect revenue-generating activities to begin during the third quarter of our fiscal year.  We also anticipate revenue from the Northrop Grumman U. K. AWACS support program during the latter part of the fiscal year.  In another recently announced program, AAR Mobility Systems delivered the first of its mobile shelters for the U.S. Army as part of the Stewart & Stevenson Light Mobile Tactical Vehicle Systems program, and we expect increasing revenue from this program during the fourth quarter.  Further, since the start of the fiscal year, we have acquired four 737-300 aircraft with a joint venture partner; we have placed one aircraft on lease and anticipate placing the remaining three aircraft on lease in the near term.”

Second Quarter Tax Benefit

In October 2004, the President of the United States signed the American Jobs Creation Act of 2004 (the “Act”) which included a number of federal income tax reforms, including an extension of the foreign tax credit carryforward period from five years to ten years. In previous fiscal years, the Company had established a deferred tax valuation allowance of $1.6 million against foreign tax credits expiring in fiscal year 2006. As a result of the new ten year carryforward period established by the Act, the Company now believes that it will utilize the foreign tax credits and recorded a $1.6 million credit to the provision for income taxes during the second quarter of Fiscal 2005.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs; maintenance, repair and overhaul of aircraft, aircraft components and engine components; engine and aircraft sales and leasing; and the manufacture of cargo systems, composite structures and mobility systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators, original equipment manufacturers and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 AM (CST) on December 17, 2004. The conference call can be accessed via dial-in (1-888-255-8210; conference code 2574608). A replay of the call will be available (1-800-642-1687; conference code 2574608) until 11:59 PM (CST) on December 24, 2004.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Comparative Statement of Operations

(In thousands except per share data)	Three Months Ended November 30,		Six Months Ended November 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Sales	$178,655	$159,519	$344,708	$311,633
Cost of sales	150,077	134,389	289,515	265,387
Gross profit	28,578	25,130	55,193	46,246
SG&A and other	20,625	19,502	41,072	39,150
Operating income	7,953	5,628	14,121	7,096
Interest expense	4,259	4,761	7,759	9,674
Interest income	382	541	665	916
Pretax income (loss)	4,076	1,408	7,027	(1,662)
Provision (benefit) for income taxes	(763)	492	(98)	(582)
Net income (loss)	4,839	916	7,125	(1,080)
Earnings (loss) per share-Basic	$0.15	$0.03	$0.22	$(0.03)
Earnings (loss) per share-Diluted	$0.15	$0.03	$0.22	$(0.03)
Average shares outstanding-Basic	32,246	31,979	32,244	31,915
Average shares outstanding-Diluted	32,808	32,263	32,706	31,915

Balance Sheet Highlights

(In thousands except per share data)	November 30, 2004	May 31, 2004
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$19,667	$41,010
Current assets	426,439	432,204
Current maturities of recourse LTD	3,278	2,656
Current liabilities (excl current maturities)	125,715	127,869
Net property, plant and equipment	81,540	81,866
Total assets	710,927	709,292
Recourse long-term debt	207,219	217,434
Total recourse debt	210,497	220,090
Total non-recourse debt	31,666	31,968
Stockholders’ equity	311,129	301,684
Book value per share	$9.65	$9.36
Shares outstanding	32,248	32,245

Sales By Business Segment

(In thousands - unaudited)	Three Months Ended November 30,		Six Months Ended November 30,
	2004	2003	2004	2003
Inventory & Logistic Services	$66,226	$69,257	$128,818	$130,994
Maintenance, Repair & Overhaul	53,679	53,000	100,329	106,425
Manufacturing	47,521	31,796	91,310	56,966
Aircraft & Engine Sales & Leasing	11,229	5,466	24,251	17,248
	$178,655	$159,519	$344,708	$311,633